Exhibit 5.1

Mourant Ozannes (Cayman) LLP 94 Solaris Avenue Camana Bay PO Box 1348 Grand Cayman KY1-1108 Cayman Islands T +1 345 949 4123 F +1 345 949 4647

BeiGene, Ltd.

c/o Mourant Governance Services (Cayman) Limited

94 Solaris Avenue, Camana Bay

Grand Cayman KY1-1108

Cayman Islands

5 June 2024

Dear Sirs,

BeiGene, Ltd. (the Company)

We have acted as Cayman Islands legal advisers to the Company and have examined the registration statement on Form S-8 (the Registration Statement), to be filed by the Company with the Securities and Exchange Commission (the Commission) relating to the registration under the Securities Act of 1933, as amended, of:

(a)	an additional 92,820,000 Ordinary Shares of par value US$0.0001 in the capital of the Company (the 2016 Equity Plan Shares) for issuance pursuant to the Company's Third Amended and Restated 2016 Share Option and Incentive Plan, approved by the Company's shareholders on 5 June 2024 (the 2016 Equity Plan); and

(b)	an additional 5,070,000 Ordinary Shares of par value US$0.0001 in the capital of the Company (together with the 2016 Equity Plan Shares, the Shares) for issuance pursuant to the Company's Fourth Amended and Restated 2018 Employee Share Purchase Plan, approved by the Company's shareholders on 5 June 2024 (together with the 2016 Equity Plan, the Plans and each a Plan).

As Cayman Islands counsel to the Company, we have examined the corporate authorisations of the Company in connection with the establishment of each Plan, the registration of each Plan with the Commission and the issue of the Shares pursuant to the Plans by the Company and have assumed that the Shares have been and will be issued in accordance with the Plans and the resolutions authorising their issue. Furthermore, we have assumed that the resolutions upon which we have relied were passed by the directors of the Company and/or the shareholders of the Company in the manner provided for in the articles of association of the Company which were in full force and effect at the time that the authorisations were given and that those authorisations have not been in any way amended, revoked or superseded and are in full force and effect.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plans in accordance with the resolutions adopted by the board of directors of the Company (or any committee to whom the board of directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the register of members of the Company, will be legally issued and credited as fully paid and non-assessable.

This opinion is subject to the qualification that under the Companies Act (as amended) of the Cayman Islands (the Companies Act), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the Shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

In this opinion the phrase non-assessable means, with respect to Shares in the Company, that a member shall not, solely by virtue of its status as a member, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances and subject to the Company's articles of association, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Mourant Ozannes (Cayman) LLP is registered as a limited liability partnership in the Cayman Islands with registration number 601078

BVI | CAYMAN ISLANDS | GUERNSEY | HONG KONG | JERSEY | LONDON	mourant.com

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Mourant Ozannes (Cayman) LLP

Mourant Ozannes (Cayman) LLP